Exhibit 99.1

Text of Press Release

WAL-MART

STORES, INC.

479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479-273-8446
Carol Schumacher 479-277-1498
Pauline Tureman 479-277-9558

Media Relations Contact
Sarah Clark 479-273-4314

Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports Second Quarter Sales and Earnings

BENTONVILLE, Ark., August 15, 2006 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported sales and earnings for the quarter ended July 31, 2006. Net sales for the second quarter were $84.524 billion, an increase of 11.3 percent over the second quarter of fiscal 2006. Income from continuing operations for the quarter was $2.984 billion, an increase of 4.6 percent from $2.853 billion in the second quarter of fiscal 2006. Earnings per share from continuing operations were $0.72, up from $0.68 per share in the same prior year quarter. During the quarter, the Company entered into agreements to sell its operations in South Korea and Germany. These operations are now accounted for as discontinued operations. In connection with the sale of its German operations, the Company has recorded a loss on the sale of $863 million, included in discontinued operations. Both the sale of the South Korean and German operations are subject to regulatory approval.

Net sales for the six months ended July 31, 2006, were $163.359 billion, an increase of 11.9 percent over the first six months of fiscal 2006. Income from continuing operations for the six months ended July 31, 2006, increased 5.2 percent to $5.645 billion, up from $5.365 billion in the same prior year period. Earnings per share from continuing operations for the six months ended July 31, 2006, were $1.35, up from $1.28 in the same prior year period. Earnings per share from continuing operations for the six months ended July 31, 2005, were favorably impacted by two items totaling $145 million after tax or $0.03 per share: an increase due to favorable tax resolutions of $77 million and positive legal developments of $68 million after-tax.

“Our sales and earnings from continuing operations for the quarter are up, and we continue to make progress on inventory,” said Lee Scott, Wal-Mart Stores, Inc. president and CEO. “Wal-Mart’s every day low prices and value are more important than ever to customers. Some of the same issues affecting our customers – higher utility costs and gas prices – are impacting many corporations, including Wal-Mart. We find it encouraging that we continue to grow market share in food and consumables during this time.”

Scott added that the Company continues its focus on growth and return on invested capital.

“We also are transforming our stores through remodeling, expanded merchandise offerings and customer service initiatives,” he said.

Net sales were as follows (dollars in billions):

	Three Months Ended July 31,			Six Months Ended July 31,
	2006	2005	Percent Change	2006	2005	Percent Change
Wal-Mart Stores	$55.389	$51.809	6.9%	$107.888	$99.449	8.5%
SAM’S CLUB	10.472	9.969	5.0%	20.247	19.124	5.9%
International	18.663	14.154	31.9%	35.224	27.358	28.8%

Total Company	$84.524	$75.932	11.3%	$163.359	$145.931	11.9%

Total U.S. comparable sales for the quarter increased 1.7 percent, which is represented by a 1.5 percent increase for Wal-Mart Stores and a 2.6 percent increase for SAM’S CLUB. Total U.S. comparable sales for the six-month period were up 2.7 percent, which is comprised of a 2.6 percent increase for Wal-Mart Stores and a 3.4 percent increase for SAM’S CLUB.

The 31.9 percent and 28.8 percent increase in the International segment’s net sales includes the impact of three acquisitions that have occurred since the second quarter of fiscal 2006. These transactions include:

•	the purchase of an additional stake in The Seiyu, Ltd., of which Wal-Mart now owns approximately 53%.

•	the purchase of Sonae Distribuição Brasil, S.A., now referred to as Southern Brazil.

•	the purchase of a majority stake in Central American Retail Holding Company, or CARHCO, of which the Company now owns 51%. CARHCO is now operated as Wal-Mart Central America.

Wal-Mart Stores Segment:

For the second quarter of fiscal 2007, the Wal-Mart Stores segment, including supercenters, had segment operating income (income before net interest expense, income taxes, unallocated corporate overhead, minority interest and discontinued operations) of $4.159 billion, an increase of 4.2 percent, compared with $3.992 billion in the second quarter of fiscal 2006.

For the six months ended July 31, 2006, the Wal-Mart Stores segment had segment operating income of $8.141 billion, an increase of 11.6 percent, as compared with segment operating income of $7.298 billion in the same period in the prior year.

SAM’S CLUB Segment:

The SAM’S CLUB segment had segment operating income for the second quarter of fiscal 2007 of $402 million, an increase of 8.4 percent, compared with $371 million in the second quarter of fiscal 2006.

For the six months ended July 31, 2006, the SAM’S CLUB segment had segment operating income of $720 million, an increase of 8.1 percent, as compared with segment operating income of $666 million in the same period in the prior year.

International Segment:

The International segment had segment operating income from continuing operations of $997 million for the most recent quarter, an increase of 24.8 percent, compared with $799 million in the second quarter of fiscal 2006.

The International segment had segment operating income from continuing operations of $1.751 billion for the first six months of fiscal 2007, an increase of 15.5 percent, compared with $1.516 billion for the same period in fiscal 2006.

Guidance:

The Company expects earnings per share from continuing operations for the third quarter to be between $0.59 and $0.63. For the year, the Company’s forecast for earnings per share from continuing operations continues to be $2.88 to $2.95 per share.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 203-369-1090. The information included in this release and the pre-recorded phone call will be available in the investor information area on the Company’s web site at www.walmartstores.com under “Investors.”

Comparable store sales that are presented in this release exclude the impact of fuel sales in the SAM’S CLUB segment. Fuel sales impacted the SAM’S CLUB and total U.S. comparable store sales figures for the quarter ended July 31, 2006, by 1.0 and 0.1 percentage points, respectively, and for the six months ended July 31, 2006, by 0.8 and 0.1 percentage points, respectively. Including the impact of fuel sales, the SAM’S CLUB and total U.S. comparable store sales figures for the quarter ended July 31, 2006, would have been 3.6 percent and 1.8 percent, respectively, and for the six months ended July 31, 2006, would have been 4.2 percent and 2.8 percent, respectively. Additional information regarding comparative store sales reconciliations for prior periods is available in the investor information area on the Company’s website referenced in the preceding paragraph.

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Germany, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico, South Korea and the United Kingdom. The Company’s securities are listed on the New York Stock Exchange and NYSE Arca, formerly the Pacific Stock Exchange, under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

This release contains a statement as to the Company’s expectation for its earnings per share from continuing operations for the third quarter of fiscal 2007 and a statement as to the Company’s forecast of its earnings per share from continuing operations for all of fiscal 2007 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the cost of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, capital market conditions, weather conditions, storm-related damage to the Company’s facilities, regulatory matters and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including the last Annual Report on Form 10-K filed with the SEC, and this release should be read in conjunction with that Annual Report on Form 10-K, and together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from historical results or from the expected and forecast results discussed in the forward-looking statements contained in this release. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update either of them to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
Revenues:
Net sales	$84,524	$75,932	$163,359	$145,931
Other income, net	906	765	1,746	1,521

	85,430	76,697	165,105	147,452
Costs and expenses:
Cost of sales	64,585	58,089	124,822	111,942
Operating, selling, general and administrative expenses	15,741	13,878	30,683	26,788

Operating income	5,104	4,730	9,600	8,722
Interest:
Debt	387	303	754	500
Capital leases	69	61	137	113
Interest income	(63)	(58)	(131)	(108)

Interest, net	393	306	760	505

Income from continuing operations before income taxes and minority interest	4,711	4,424	8,840	8,217
Provision for income taxes	1,636	1,503	3,025	2,716

Income from continuing operations before minority interest	3,075	2,921	5,815	5,501
Minority interest	(91)	(68)	(170)	(136)

Income from continuing operations	2,984	2,853	5,645	5,365
Discontinued operations	(901)	(48)	(947)	(99)

Net income	$2,083	$2,805	$4,698	$5,266

Basic and diluted net income per common share:
Basic and diluted income per share from continuing operations	$0.72	$0.68	$1.35	$1.28
Basic and diluted loss per share from discontinued operations	$(0.22)	$(0.01)	$(0.22)	$(0.03)

Basic and diluted net income per share	$0.50	$0.67	$1.13	$1.25

Weighted-average number of common shares:
Basic	4,168	4,175	4,167	4,201
Diluted	4,172	4,180	4,171	4,206

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	July 31, 2006	July 31, 2005	January 31, 2006
ASSETS
Cash and cash equivalents	$6,386	$5,452	$6,193
Receivables	2,522	1,596	2,575
Inventories	32,087	30,611	31,910
Prepaid expenses and other	3,307	2,006	2,468
Current assets of discontinued operations	1,870	728	679

Total current assets	46,172	40,393	43,825
Property, plant and equipment, at cost	103,121	87,173	95,537
Less accumulated depreciation	23,198	19,854	20,937

Property, plant and equipment, net	79,923	67,319	74,600
Property under capital leases, net	3,259	2,873	3,265
Goodwill	13,269	10,324	12,097
Other assets and deferred charges	2,165	1,944	2,516
Non-current assets of discontinued operations	—	1,912	1,884

Total assets	$144,788	$124,765	$138,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$6,072	$9,054	$3,754
Accounts payable	26,023	22,360	25,101
Dividends payable	1,305	1,268	—
Accrued liabilities	13,028	11,693	13,274
Accrued income taxes	700	1,021	1,340
Long-term debt due within one year	6,235	3,080	4,595
Obligations under capital leases due within one year	196	223	284
Current liabilities of discontinued operations	580	465	477

Total current liabilities	54,139	49,164	48,825
Long-term debt	24,099	20,209	26,429
Long-term obligations under capital leases	3,883	3,417	3,667
Non-current liabilities of discontinued operations	—	136	129
Deferred income taxes and other	4,741	2,739	4,501
Minority interest	1,554	1,379	1,465
Commitments and contingencies
Common stock and capital in excess of par value	3,165	2,874	3,013
Retained earnings	51,091	43,122	49,105
Other accumulated comprehensive income	2,116	1,725	1,053

Total shareholders’ equity	56,372	47,721	53,171

Total liabilities and shareholders’ equity	$144,788	$124,765	$138,187

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Six Months Ended July 31,
	2006	2005
Cash flows from operating activities:
Income from continuing operations	$5,645	$5,365
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,642	2,285
Other	(443)	(193)
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	134	50
Decrease (increase) in inventories	134	(1,118)
Increase in accounts payable	224	795
Decrease in accrued liabilities	(1,030)	(545)

Net cash provided by operating activities of continuing operations	7,306	6,639
Net cash used in operating activities of discontinued operations	(46)	(171)

Net cash provided by operating activities	7,260	6,468

Cash flows from investing activities:
Payments for property, plant and equipment	(6,812)	(6,455)
Disposal of assets	94	372
Investment in international operations	(68)	—
Other investing activities	(18)	(85)

Net cash used in investing activities of continuing operations	(6,804)	(6,168)
Net cash provided by investing activities of discontinued operations	45	37

Net cash used in investing activities	(6,759)	(6,131)

Cash flows from financing activities:
Increase in commercial paper	2,297	5,242
Proceeds from issuance of long-term debt	1,932	2,000
Dividends paid	(1,408)	(1,262)
Payment of long-term debt	(2,797)	(2,041)
Purchase of Company stock	—	(3,580)
Other financing activities	(393)	(422)

Net cash used in financing activities	(369)	(63)
Effect of exchange rates on cash	71	(89)

Net increase in cash and cash equivalents	203	185
Cash and cash equivalents at beginning of year (1)	6,414	5,488

Cash and cash equivalents at end of period (2)	$6,617	$5,673

(1)	Includes cash and cash equivalents of discontinued operations of $221 million and $383 million at January 31, 2006 and 2005, respectively.
(2)	Includes cash and cash equivalents of discontinued operations of $231 million and $221 million at July 31, 2006 and 2005, respectively.

Certain reclassifications have been made to the prior period to conform to the current presentation.